EXHIBIT 99.1

Monday July 29, 8:10 am Eastern Time

FOR IMMEDIATE RELEASE

CONTACT:  George V. Hager Jr.                             Gerald D. Stethem
          EVP & CFO                                       SVP & CFO
          Genesis Health Ventures, Inc.                   NCS HealthCare, Inc.
          610-444-6350                                    216-514-3350


                GENESIS HEALTH VENTURES TO ACQUIRE NCS HEALTHCARE
      TRANSACTION CREATES SECOND LARGEST INSTITUTIONAL PHARMACY IN THE U.S.

        o        NeighborCare Nearly Doubles its Number of Institutional Beds
                 Served
        o        Scale Provides Cost Synergies & Enhances Growth Potential

KENNETT SQUARE, PA--(July 29, 2002) Genesis Health Ventures, Inc. (NASDAQ: GHVI) today announced that it has entered into a merger agreement to acquire NCS HealthCare, Inc. (NCSS: OB), the fourth largest institutional pharmacy provider in the United States. In the merger, each share of NCS common stock (approximately 23.7 million shares outstanding) will be exchanged for 0.1 of a share of Genesis common stock.

The merger will consolidate operations of NCS and NeighborCare, Genesis Helath Ventures' pharmacy subsidiary, under the NeighborCare banner, making NeighborCare the second largest long-term care pharmacy provider in the United States with over $1.8 billion in annual revenues. NeighborCare, currently the third largest institutional pharmacy provider in the U.S., serves approximately 248,000 long-term care beds in 33 states, while NCS serves over 203,000 beds, adding 7 states to NeighborCare's market.

"The combination of NCS and NeighborCare makes us a more powerful player in the institutional pharmacy business and well positioned to serve long-term care providers nationwide," said Robert Fish, Genesis' CEO. "As a result of this transaction, NeighborCare will nearly double the number of institutional beds it serves and will generate approximately 60% of Genesis' revenues. This is an important step toward our stated strategy of building the healthcare services side of our business."

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At the closing of the transaction, Genesis will repay in full the outstanding debt of NCS, which includes $206 million of senior debt, and will redeem $102 million of 5.75% convertible subordinated debentures, inlcuding any accred and unpaid interest. In total, the transaction is valued at $340 million, net of the application of approximately $20 million in excess cash at NCS.

NCS stockholders representing approximately 65% of the voting power in NCS have agreed to vote in favor of the merger. The merger has been approved by the Boards of Directors of both Genesis and NCS, as well as by a special committee of independent directors of NCS. Genesis and NCS will file with with Securities and Exchange Commission a proxy statement/prospectus and other relevant documents concerning the propsed merger transaction. Consummation of the transaction, which is expected to occur in the fourth calendar quarter, is subject to regulatory approval and other customary conditions.

Genesis intends to finance its cash portion of the purchase price with existing cash on hand, which was approximately $103 million as of June 30, 2002, and an increase in its senior credit facility. Based on NCS' current operating income, the transaction is not expected to materially change Genesis' leverage profile. NCS' earnings before interest, taxes, depreciation and amortization (EBITDA) was $8.1 million for its third quarter ended March 31, 2002. Reported EBITDA included approximately $2.4 million in debt restructuring and other related expenses.

Genesis believes the acquisition is accretive to earnings based upon NCS' operating performance before the realization of synergies. Expected synergies of $15 to $25 million include the benefits of increased scale, which will significantly improve purchasing leverage, and efficiencies created through site consolidation, overhead reduction, and distribution logistics. Furthermore, the merger will create a common platform for the development and implementation of industry-leading technologies.

"We are excited about the NCS transaction", said Robert Smith, President of NeighborCare. "NCS brings a large and diverse customer base built with an operating model focused more on standalone skilled nursing facilities and smaller chain providers. We believe this will greatly enhance NeighhborCare's ability to grow."

"The strategic combination of NCS and NeighborCare delivers value to all stakeholders", said NCS HealthCare's CEO Kevin Shaw. "Our customers will benefit from our improved competitive position and a continuing commitment to focus on our patients -- a value long shared by both NCS and NeighborCare. Together, our companies have national scale, a deep commitment to customer service and industry-leading technology."

Genesis Health Ventures (GHVI) provides healthcare services to America's elders through a network of NeighborCare pharmacies and Genesis ElderCare skilled nursing and assisted living facilities. Other Genesis healthcare services include rehabilitation and hospitality services, group purchasing, consulting and facility management. Visit the Genesis website at http://www.ghv.com

NCS HealthCare, Inc., (NCSS: OB) is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals.

Statements made in this release, and in our other public filings and releases, that are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; litigation regarding our NeighborCare pharmacy operations' provision of service to HCR Manor Care; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; the impact of acquisitions, divestitures and restructurings and other unusual items, including our ability to obtain the anticipated results and synergies from the proposed merger transaction and the increased uncertainty created by the integration of the two businesses; and an economic downturn or changes in the laws affecting our business in those markets in which we operate. Genesis and NCS disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the companies.